Exhibit 99.1

Contact:             Mark Kochvar

Chief Financial Officer

S&T Bancorp, Inc.

724.465.4826

William J. Hoyne

President & CEO

Mainline Bancorp, Inc.

814.472.5400

FOR IMMEDIATE RELEASE

September 14, 2011

S&T Bancorp, Inc. and Mainline Bancorp, Inc. to Merge

Indiana and Ebensburg, Pennsylvania – S&T Bancorp, Inc. (NASDAQ:STBA) and Mainline Bancorp, Inc. (MNPA) jointly announced today the signing of a definitive merger agreement pursuant to which S&T Bancorp, Inc. will acquire Mainline Bancorp, Inc. in a stock and cash transaction. Based in Ebensburg, Pennsylvania, Mainline Bancorp has assets of $241.8 million and maintains eight branches. The transaction is in-market and will expand S&T Bancorp, Inc.’s existing footprint in Cambria and Blair counties, Pennsylvania. The combined company will have more than $4.3 billion in assets.

“We believe that Mainline’s merger with our company will capitalize on a synergy between two similar cultures focused on providing exceptional customer service in the communities that they serve,” said Todd Brice, president and chief executive officer of S&T Bancorp, Inc. “Through the incorporation of additional locations and talented individuals, this merger will also enable both of our companies to better serve our customers across western Pennsylvania.”

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S&T Bancorp, Inc. News Release – p. 2

S&T Bancorp, Inc. and Mainline Bancorp, Inc. to Merge (cont.)

“Mainline National Bank has a long and proud history of serving its customers and its communities,” said Dennis M. McGlynn, chairman of Mainline Bancorp, Inc. “By becoming part of the S&T Bank family, our customers will have even greater access to a wide array of financial products and services. At the same time, they’ll be served by a financial institution that delivers on its promise of customer service, something they have come to expect from us,” added William J. Hoyne, president and chief executive officer of Mainline Bancorp, Inc. “We are excited by this planned merger with S&T Bancorp.”

Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of both companies, S&T Bancorp, Inc. will acquire all of the outstanding shares of Mainline Bancorp, Inc. for a total purchase price of approximately $21.5 million. Shareholders of Mainline Bancorp, Inc. will have the opportunity to elect to receive $69.00 per share in cash or between 3.6316 and 4.3125 shares of S&T Bancorp, Inc. common stock. The precise number of shares will be based on the average of the high and low sale prices of S&T Bancorp, Inc. common stock for a 10 trading day period ending five days prior to (i) the business day preceding the date of the meeting of Mainline Bancorp, Inc. shareholders at which the merger will be considered or (ii) if the closing will occur more than five days after the Mainline shareholder meeting, five business days before the closing date. All shareholder elections will be subject to allocation and proration procedures set forth in the merger agreement which is intended to ensure that, in the aggregate, at least 60% of the Mainline Bancorp, Inc. common shares outstanding will be exchanged for S&T Bancorp, Inc. common stock. The transaction is expected to be a tax-free exchange to the extent shareholders of Mainline receive stock in exchange for their Mainline shares.

S&T Bancorp, Inc. expects the merger to be accretive to earnings per share in the first full year, excluding one-time costs. S&T Bancorp, Inc. and Mainline Bancorp, Inc. expect to complete the transaction in the first quarter of 2012, after satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of Mainline Bancorp, Inc.

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S&T Bancorp, Inc. News Release – p. 3

S&T Bancorp, Inc. and Mainline Bancorp, Inc. to Merge (cont.)

Stifel Nicolaus Weisel acted as financial advisor to S&T Bancorp, Inc., and Austin Associates, LLC acted as financial advisor to Mainline Bancorp, Inc. Arnold & Porter LLP served as legal counsel for S&T Bancorp, Inc., and Stevens & Lee, P.C. served as legal counsel for Mainline Bancorp, Inc.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 50 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.

About Mainline Bancorp, Inc.

Headquartered in Ebensburg, PA, Mainline Bancorp, Inc. operates in Cambria and Blair counties. With $241.8 million in assets, Mainline Bancorp, Inc. stock trades under the symbol MNPA. For more information, visit http://www.mainlinebank.net.

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S&T Bancorp, Inc. News Release – p. 4

S&T Bancorp, Inc. and Mainline Bancorp, Inc. to Merge (cont.)

S&T Bancorp, Inc. will file a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC), which will contain the proxy materials of Mainline Bancorp, Inc. and certain other information regarding S&T Bancorp, Inc. These proxy materials will set forth complete details of the merger. Investors are urged to carefully read the proxy materials when filed with the SEC, as they will contain important information. Investors will be able to obtain a copy of the proxy materials free of charge at the SEC’s website at www.sec.gov. The materials may also be obtained for free by directing a written request to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, PA 15701, Attention: Corporate Secretary, or to Mainline Bancorp, Inc., 325 Industrial Park Road, Ebensburg, PA 15931-4117 , Attention: Corporate Secretary. Investors should read the proxy materials before making a decision regarding the merger.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by S&T Bancorp, Inc. with the SEC from time to time. Neither S&T Bancorp, Inc. nor Mainline Bancorp, Inc. undertakes and both specifically disclaim any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of S&T Bancorp, Inc. or Mainline Bancorp, Inc.

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Financial data as of June 30, 2011

Corporate Overview	S&T Bancorp, Inc.	Mainline Bancorp, Inc.
(in millions, except per share data)

Total Assets	$4,058.3	$241.8
Gross Loans	3,202.8	141.1
Total Deposits	3,254.0	210.3
Total Equity	592.5	21.5
Book Value Per Share	$17.31	$54.73
Tangible Book Value Per Share	$11.19	$54.39
Total Branches	50	8

Transaction Overview

Consideration Overview
Cash Consideration Per Share		$69.00 per share
Implied Stock Exchange Ratio (based on 10 trading days ended 9/13)		4.0232 shares
Minimum Stock Exchange Ratio		3.6316 shares
Maximum Stock Exchange Ratio		4.3125 shares
Transaction Price/Book Value		126%
Transaction Price/Tangible Book Value		127%
Estimated Pre-tax Synergies		40%
Estimated One-time Transaction Costs (Buyer and Seller)		$4.4 million
Estimated Tangible Book Value Per Share Dilution		Less than 1%
Estimated Earnings Accretion
2012 (excluding one time charges)		2.5% to 3.5%
2013		4.0% to 5.0%